Sub-Item 77D: Policies with respect to security investments
Revisions to certain elements of the Principal Investment
Strategy for the Large Core Growth Fund

On February 22, 2017, the Board of Directors of the Company approved revisions to certain elements of the Principal
Investment Strategy of the Large Core Growth Fund, which became effective on May 1, 2017, as follows:

1. The Fund may invest in foreign securities, which may include emerging market securities.

(New investment policy for the Fund.)

2. The Fund's equity investments may include common and preferred stocks, convertible securities and equity-linked securities, rights and warrants to purchase common stocks, depositary receipts, exchange-traded funds ("ETFs") and limited partnership interests. The Fund may invest in privately placed and restricted securities.

(Previously: The Fund may also invest in U.S. dollar-denominated and U.S. exchange-traded foreign equities, American Depositary Receipts ("ADRs"), real estate investment trusts ("REITs"), shares of other investment companies and exchange-traded funds ("ETFs"), and cash instruments maturing in one year or less.)

Revisions to certain elements of the Principal Investment
Strategy for the Large Core Value Fund

On February 22, 2017, the Board of Directors of the Company approved revisions to certain elements of the Principal
Investment Strategy of the Large Core Value Fund, which became effective on May 1, 2017, as follows:

1. The Fund may invest in convertible debt securities of any credit quality (including securities rated below investment grade (so-called "junk")).

(New investment policy for the Fund.)

2. The Fund may invest in exchange-traded funds ("ETFs"), a type of pooled investment vehicle, in order to equitize cash positions or seek exposure to certain markets or market sectors.
(New investment policy for the Fund.)

Revisions to certain elements of the Principal Investment
Strategy for the SMID Cap Growth Fund

On February 22, 2017, the Board of Directors of the Company approved revisions to certain elements of the Principal
Investment Strategy of the SMID Cap Growth Fund, which became effective on May 1, 2017, as follows:

1. Although the Fund invests primarily in publicly traded U.S. securities, the Fund may invest up to 25% of its net assets in foreign securities, including securities of issuers in countries with emerging markets or economies and securities quoted in foreign currencies.

(New investment policy for the Fund.)

2. The Fund may also invest in privately held companies and companies that only recently began to trade publicly.

(New investment policy for the Fund.)

3. The Fund may also invest in American Depositary Receipts
("ADRs"), real estate investment trusts ("REITs"), shares of other investment companies and exchange-traded funds
("ETFs"), derivatives, such as futures, options, and swap agreements, and fixed income securities, such as government, corporate and bank debt obligations.

(Previously: The Fund may also invest in U.S. dollar-denominated and U.S. exchange-traded foreign equities, American Depositary Receipts ("ADRs"), real estate investment trusts ("REITs"), shares of other investment companies and exchange-traded funds ("ETFs") and cash instruments maturing in one year or less.)